UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 240.14a-12

DANKA BUSINESS SYSTEMS PLC

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DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

30th July, 2007

To holders of ordinary shares, convertible participating shares and American Depositary Shares of Danka Business Systems PLC and, for informational purposes only, to holders of options to acquire ordinary shares and holders of options to acquire American Depositary Shares.

Dear Fellow Shareholder:

You are cordially invited to attend our 2007 Annual General Meeting. The meeting will be held on Wednesday, 5th September, 2007 at 2 p.m. (London time) at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS. The notice of Annual General Meeting and the proxy statement on the following pages describe the formal business of the meeting, which includes resolutions proposing: (1), (2) re-election of Directors; (3) re-appointment of auditors; and (4) approval of the Directors’ Remuneration Report for the year ended 31st March, 2007. We will also report on Danka’s progress and comment on matters of current interest.

Your Directors believe that the resolutions to be proposed at the meeting are in the best interests of Danka and its shareholders and unanimously recommend that shareholders vote in favor of all of the resolutions. You will notice that these proxy materials are very comprehensive because we must comply with securities law requirements in both the United Kingdom and the United States.

It is important that holders of our ordinary shares and our convertible participating shares be represented at the meeting. We ask that ordinary shareholders promptly sign, date and return the enclosed white proxy card to arrive at our registrars, Computershare Investor Services PLC, not later than 2 p.m. (London time) on 3rd September, 2007 even if you plan to attend the meeting. Convertible participating shareholders should promptly sign, date and return the enclosed pink proxy card to arrive at our registered office at the address set out above, not later than 2 p.m. (London time) on 3rd September, 2007 even if you plan to attend the meeting. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so. Ordinary shares represented by American Depositary Shares will be voted by The Bank of New York Mellon as depositary for our American Depositary Shares pursuant to instructions received from holders of American Depositary Shares. If you hold American Depositary Shares, we ask that you promptly sign, date and return the voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (Eastern Time) on 29th August, 2007. If you hold American Depositary Shares, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the voting instructional form provided in your proxy materials.

Sincerely,

A.D. Frazier

Chairman

This proxy statement and related materials are being distributed on or about 30th July, 2007.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF ANNUAL GENERAL MEETING

Wednesday, 5th September, 2007

Notice is hereby given that the 2007 Annual General Meeting (the “Meeting”) of Danka Business Systems PLC (the “Company”) will be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS, on Wednesday, 5th September, 2007 at 2 p.m. (London time) for the following purposes:

Agenda

To consider and, if thought fit, approve the following ordinary resolutions:

1.	THAT Erik Vonk, whose term as a Director expires at the 2007 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company for a term of three years in accordance with the Company’s Articles of Association.

2.	THAT J. Ernest Riddle, whose term as a Director expires at the 2007 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company for a term of one year in accordance with the Company’s Articles of Association and the FRC’s Combined Code.

3.	THAT Ernst and Young LLP, Registered Auditors, be and are hereby re-appointed to serve as the Company’s Auditors until the conclusion of the 2008 Annual General Meeting, and that the Board of Directors of the Company, or a duly appointed Committee thereof, be and is hereby authorized to fix the Auditors’ remuneration.

4.	THAT the Directors’ Remuneration Report for the year ended 31st March, 2007 be approved.

By order of the Board of Directors

Jean Dinovo-Johnson

Company Secretary

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

Dated: 30th July, 2007

Shareholders should refer to the explanatory notes on pages 1 to 6 of the attached document which set out the reasons why the above resolutions are being proposed to shareholders and provide other important background information. Your attention is also drawn to the full text of the Directors’ Remuneration Report on pages 7 to 15 which sets out the Company’s policies in relation to Directors’ remuneration and details the individual Director’s remuneration in the year to 31st March, 2007.

Notes:

1.	Holders of ordinary shares and convertible participating shares of the Company and their duly appointed representatives are entitled to attend and vote at the meeting. Holders of ordinary shares and convertible participating shares of the Company are entitled to appoint one or more proxies to attend and, on a poll, to vote in their stead. A proxy need not be a member of the Company.

2.	A white form of proxy for use by ordinary shareholders is enclosed which, to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or as a notarially certified copy thereof), to Computershare Investor Services PLC, PO Box 1075, Bristol BS99 3FA, so as to arrive not later than 48 hours before the time the meeting is to be held.

3.	A pink form of proxy for use by holders of convertible participating shares is being circulated to those holders. To be effective such form of proxy must be completed and delivered together with the original power of attorney or authority, if any, under which it is properly signed (or a notarially certified copy thereof), to the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held.

4.

Pursuant to regulation 34 of the Uncertified Securities Regulations 1995, the Company has specified that, to be entitled to attend and vote at the meeting (and for the purpose of determining the number of votes they may cast) members must be entered on the Company’s register of members at 2 p.m. (London time) on September 3, 2007. Changes to entries on the relevant register of securities after 2 p.m. on 3rd September, 2007 will be disregarded in determining the rights of any person to attend or vote at the meeting.

5.	Copies of the contracts of service of the Directors of the Company and a register of Directors’ interests kept by the Company are available for inspection at the registered office of the Company during normal working hours and will be available for inspection at the place of the meeting during the meeting and for at least fifteen (15) minutes prior to the meeting.

THIS PROXY STATEMENT IS FOR HOLDERS OF ORDINARY SHARES, CONVERTIBLE PARTICIPATING SHARES, HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTED BY AMERICAN DEPOSITARY RECEIPTS, AND, FOR INFORMATIONAL PURPOSES ONLY, HOLDERS OF OPTIONS TO ACQUIRE ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES OF DANKA BUSINESS SYSTEMS PLC. THIS PROXY STATEMENT CONTAINS INFORMATION REQUIRED UNDER REGULATION 14A UNDER THE SECURITIES EXCHANGE ACT OF 1934 OF THE UNITED STATES.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR/ATTORNEY, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORIZED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OF THE UNITED KINGDOM OR FROM ANOTHER APPROPRIATELY AUTHORIZED INDEPENDENT PROFESSIONAL ADVISOR IF YOU ARE NOT IN THE UNITED KINGDOM.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED YOUR ORDINARY SHARES, CONVERTIBLE PARTICIPATING SHARES OR AMERICAN DEPOSITARY SHARES, PLEASE SEND THIS DOCUMENT TOGETHER WITH THE ACCOMPANYING FORM OF PROXY TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

PROXY STATEMENT

INTRODUCTION

General

This proxy statement is furnished by the Board of Directors of Danka Business Systems PLC in connection with the solicitation of specific voting instructions from holders of Danka’s American Depositary Shares and proxies from Danka’s ordinary shareholders and convertible participating shareholders for voting at our 2007 Annual General Meeting. The meeting will be held at 2 p.m. (London time) on 5th September, 2007 at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS, and at any adjournment of that meeting. The date on which this proxy statement and related materials is being first distributed to shareholders is on or about 30th July, 2007.

As of 20th July, 2007, 259,119,248 ordinary shares of 1.25 pence each were issued and outstanding, of which approximately ninety-one percent (91%) were held in the form of American Depositary Shares. Each American depositary share represents four ordinary shares. As of 20th July, 2007, 351,619 6.50% senior convertible participating shares of $1.00 each were issued and outstanding. Each convertible participating shareholder is entitled to receive notice and attend shareholder meetings as if such person were an ordinary shareholder and is entitled to vote on all matters at such meetings on which ordinary shareholders are entitled to vote. The terms on which convertible participating shareholders vote at shareholder meetings are described below (see section headed “Voting Instructions/Ordinary Shareholders and Convertible Participating Shareholders”).

The cost of soliciting proxies and voting instructions will be borne by Danka. In addition to the use of the mails, proxies and voting instructions may be solicited personally or by telephone by our employees. We do not expect to pay any compensation for the solicitation of proxies or voting instructions, but may reimburse brokers, The Bank of New York Mellon, the depositary of our American Depositary Share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies and/or voting instructions.

In view of the large numbers of U.S. shareholders who own shares in the form of American Depositary Shares through the depository, The Bank of New York Mellon, voting on all resolutions proposed to the meeting is by proxy. These holders own approximately 91% of the Company’s ordinary shares.

The U.K. annual report, prepared in accordance with International Financial Reporting Standards (“IFRS”), is not sent to United States shareholders. Instead, as required by U.S. securities laws, they receive an Annual Report filed on Form 10–K incorporating the annual report and accounts prepared under U.S. Generally Accepted Accounting Principles (“GAAP”). The U.K. annual report is only made available to them on request.

Because of this high level of U.S. ownership, no resolution is proposed for the approval of the U.K. annual report. The Company believes that it would not be appropriate to send a copy to and seek approval of the U.K. annual report from each holder of American Depositary Shares due to the U.S. holders’ unfamiliarity with U.K. accounts, the fact that it is not normal practice for shareholders of U.S. companies to approve annual reports, the potential confusion which would arise from U.S. shareholders receiving two annual reports and the considerable additional cost involved. Further, given the ownership of the Company’s shares, it would be inappropriate to seek approval of the U.K. annual report where individual U.S. holders of American Depositary Shares had not received a copy.

However, as required by United Kingdom companies legislation, our 2007 Annual Report and Accounts prepared in accordance with IFRS will be presented at the meeting and shareholders present at the meeting may ask any questions relating thereto. Additionally, our United Kingdom shareholders have received a copy of the 2007 Annual Report and Accounts in either the full or abbreviated formats, as they have so elected. United States shareholders have received our financial statements and information prepared in accordance with accounting principles that are generally accepted in the United States in their copy of our Annual Report for 2007 on Form 10-K. United States holders of American Depositary Shares who would like a copy of the 2007 Annual Report and Accounts prepared in accordance with IFRS should contact our registered office to request a copy. Copies of relevant contracts of service of our Directors and a register of Directors’ interests kept by Danka are available for inspection at our registered office during normal working hours and will be available for inspection at the place of the Annual General Meeting during the meeting and for at least fifteen (15) minutes prior to the meeting.

In this proxy statement, references to “Danka”, “Company”, “group”, “us”, “we” and “our” are to Danka Business Systems PLC, or to Danka Business Systems PLC and its directly and indirectly owned subsidiaries, as the context requires. References to “shareholders” are to holders of ordinary shares, holders of convertible participating shares and holders of American Depositary Shares. References to “pounds,” “pence” or “£” are to United Kingdom currency, and references to “U.S. dollars”, “dollars” or “$” are to United States currency. Amounts that have been paid in currency of the United States are generally denominated herein in United States currency, and amounts that have been paid in currency of the United Kingdom are generally denominated herein in United Kingdom currency. Merely for convenience of the reader, the pound equivalent of the dollar at the noon buying rate on 20th July, 2007 was £1.00 = $2.0566. The noon buying rate is the exchange rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

Voting Instructions/Ordinary Shareholders and Convertible Participating Shareholders

Ordinary shareholders and convertible participating shareholders who are entitled to attend and vote at the Annual General Meeting may appoint a proxy to attend and, on a poll of such holders, to vote in their place. A proxy does not have to be an ordinary shareholder or a convertible participating shareholder.

Each ordinary shareholder and each convertible participating shareholder who is entitled to vote and who is present in person will have one (1) vote on a show of hands.

On each vote that is taken on a poll, each ordinary shareholder who is entitled to vote and who is present in person or by a proxy will have one (1) vote for each ordinary share owned.

On each vote that is taken on a poll, each convertible participating shareholder who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on the record date set for determining the persons entitled to vote at the Annual General Meeting (which is Friday, 20th July, 2007). The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of 15th May, 2007, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and the record date for the meeting that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), on July 20, 2007, the record date for determining the holders of ordinary shares and convertible participating shares entitled to vote at the Annual General Meeting, the conversion rate will be 325.317 ordinary shares per convertible participating share.

An ordinary resolution requires the affirmative vote of a majority of the votes cast at the Annual General Meeting. A special resolution requires an affirmative vote of at least seventy-five percent (75%) of the votes cast at the meeting.

A white form of proxy is enclosed for ordinary shareholders. To be effective, forms of proxy in respect of ordinary shares must be deposited with our registrars, Computershare Investor Services PLC, P.O. Box 1075, Bristol BS99 3FA England, at least forty-eight (48) hours before the time appointed for the holding of the Annual General Meeting.

A pink form of proxy is enclosed for convertible participating shareholders. To be effective, forms of proxy in respect of convertible participating shares must be deposited at our registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, at least forty-eight (48) hours before the time appointed for the holding of the Annual General Meeting.

If proxies are signed and returned without voting instructions or (unless otherwise instructed) if matters other than those set out in this document are properly brought before the Annual General Meeting (including by means of amendment to any resolution), the ordinary shares or convertible participating shares represented by the proxies will be voted as the proxy deems fit. Abstentions and “broker non-votes” will not be counted. A “broker non-vote” is a vote that a broker holding shares of record for its customers (i.e. in a “street name”) is not permitted to cast under applicable regulations because the broker has not received clear voting instructions from its customer. Ordinary shares or convertible participating shares that are not voted by ordinary shareholders or convertible participating shareholders or brokers entitled to vote them, due to abstention or failure to cast a ballot in person or by returning a signed proxy, will not be considered in the final tabulation.

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by submitting a later-dated proxy or by delivering a signed revocation in no specifically required form to Computershare Investor Services PLC, for ordinary shareholders, and to the Company’s registered office, for holders of convertible participating shares, at least (forty-eight) 48 hours before the Annual General Meeting, or by attending the meeting in person and casting a ballot.

Voting Instructions/Holders of American Depositary Shares

Holders of American Depositary Shares should complete and return the voting instructional form provided to them in their proxy materials by the depositary in accordance with the terms provided thereon not later than 5:00 p.m. (Eastern Time) on 29th August, 2007. The close of business on 20th July, 2007, has been fixed as the record date for the determination of the holders of American Depositary Shares entitled to provide voting instructions to the depositary. If you hold American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares at the Annual General Meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American Depositary Shares will be voted at the meeting by the depositary pursuant to the voting instructional forms received from holders of American Depositary Shares.

You may revoke your voting instructions to the depositary at any time before 5:00 p.m. (Eastern Time) on 29th August, 2007 by delivering a notice in writing to the depositary or granting a later-dated signed voting instruction form. You cannot cancel your voting instructions to the depositary by attending the Annual General Meeting or by granting a proxy to vote at the meeting for you.

For purposes of the remainder of this document, the term “vote” means either a vote by an ordinary shareholder or a convertible participating shareholder or instructions to the depositary by a holder of American Depositary Shares, unless the context requires otherwise.

Quorum

A quorum is necessary to hold a valid shareholder meeting. A quorum comprises at least three holders of record of ordinary shares and/or convertible participating shareholders present in person or by proxy at the meeting.

RESOLUTIONS

Resolutions 1 and 2 (Ordinary): Re-Election of Directors

Biographies of the Directors seeking re-election are included on pages 15 and 16. The Nominations Committee has conducted a formal review of the performance of the Directors seeking re-election to the board, and has concluded that the Directors have an experience set which is relevant to the Company’s operations and is effective in the role of non-executive Director.

Our Articles of Association set the size of our Board of Directors at not less than two members. Our Board currently consists of nine Directors who serve pursuant to our Articles of Association. Two of our Directors are nominated by the holders of the convertible participating shares. These Directors are currently Christopher B. Harned and Joseph E. Parzick.

Under our Articles of Association, each Director is required to retire from office at the third Annual General Meeting after his appointment, or, if earlier, the Annual General Meeting which falls in the third calendar year after his appointment. Any Director must retire at the first Annual General Meeting which takes place after the Director reaches the age of 70 and annually thereafter.

In accordance with our Articles of Association one of our current Directors, Mr. Erik Vonk will retire by rotation at the Annual General Meeting.

Our Board of Directors recommends that Mr. Vonk, aged 54, be re-elected at the meeting to serve as a Director. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 1:

THAT Erik Vonk, whose term as a Director expires at the 2007 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company for a term of three years in accordance with the Company’s Articles of Association.

Our Board of Directors has unanimously approved proposed Resolution 1 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Under the Financial Report Council’s (“FRC”), “The Combined Code of Corporate Governance of 2006” (the “Combined Code”) in effect in the U.K., Directors are required to retire from office after their ninth year on the Board and are subject to re-election annually thereafter.

In accordance with the Combined Code, one of our current Directors, Mr. J. Ernest Riddle will retire at the Annual General meeting.

Our Board recommends that Mr. Riddle, aged 64, be re-elected to serve as a Director. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 2:

THAT J. Ernest Riddle, whose term as a Director expires at the 2007 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company for a term of one year in accordance with the Company’s Articles of Association and the FRC’s Combined Code.

Our Board of Directors has unanimously approved proposed Resolution 2 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Resolution 3 (Ordinary): Re-appointment of Auditors

The Company’s shareholders are required at the meeting, pursuant to sections 384 and 385 of the United Kingdom Companies Act, to appoint auditors to serve until the conclusion of our next Annual General Meeting and to set the auditors’ remuneration.

The Board of Directors, upon recommendation of the Audit Committee, are proposing Ernst & Young LLP (“Ernst & Young”) be re-appointed to serve as the Company’s independent public accountants for the fiscal year ending March 31, 2008 and that our Board of Directors, or a duly appointed committee thereof, be authorized to fix the auditors’ remuneration.

Our Board of Directors recommends that Ernst & Young be appointed to serve as our auditors until the conclusion of our next Annual General Meeting and that our Board of Directors, or a duly appointed committee thereof, be authorized to fix the auditors’ remuneration. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 3:

THAT Ernst & Young LLP be and are hereby re-appointed to serve as the Company’s Auditors until the conclusion of the 2008 Annual General Meeting, and that the Board of Directors of the Company, or a duly appointed Committee thereof, be and is hereby authorized to fix the Auditors’ remuneration.

Our Board of Directors has unanimously approved proposed Resolution 3 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution. We expect representatives of Ernst & Young to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions at the meeting.

Resolution 4 (Ordinary) Directors’ Remuneration Report

The Directors’ Remuneration Report is included later in this statement. It is designed to comply with United Kingdom requirements introduced by the Directors’ Remuneration Report Regulations 2002 for a report on the remuneration of all Directors, both executive and non-executive. The UK regulations require that the Directors’ Remuneration Report should be presented to shareholders who should be invited to approve it by formal resolution. However, the resolution is not binding upon the board.

The report is divided into two parts. Each part contains a section of information that is subject to audit. Details of executive Director remuneration are contained in the first part, which was prepared by the Human Resources Committee. Non-executive Director remuneration is also described in another part of the report, which was prepared by the Company secretary on behalf of the board.

The report has been approved by the board and signed on its behalf by the Chief Executive Officer. The Board of Directors proposes adoption of the following resolution:

Resolution 4:

THAT the Directors’ Remuneration Report for the year ended 31st March, 2007 be approved.

Our Board of Directors has unanimously approved proposed Resolution 4 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

DIRECTORS’ REMUNERATION REPORT

The Directors’ Remuneration Report which complies with the requirements introduced by the Directors’ Remuneration Report Regulations 2002, covers all directors, both executive and non-executive.

The report sets out the company’s policy on directors’ remuneration for the year ending 31st March, 2008 and for subsequent years. It has been approved by the board and signed on its behalf by the Chairman and Chief Executive Officer and will be laid before shareholders at the Annual General Meeting. The inclusion in the report of remuneration policy in respect of years after the year ending 31st March, 2008 is required by the legislation under which this report is prepared.

The Human Resources Committee, which considers remuneration on behalf of the Board, places high value on the independence both of its decision-making processes and of the advice it receives. This independence is intended to enable the Committee to take decisions on executive director remuneration that are designed to align directors’ remuneration with the interests of shareholders while also meeting the imperative of retaining and engaging the calibre of executive talent needed to lead the group.

The group’s commitment to link pay to performance continues. The approach to policy for the year ending 31st March, 2008 will continue to be as for the past several years and will be underpinned by regular monitoring of remuneration policies and levels at competitor companies in the U.S. The Committee will continue to review the remuneration plans that apply to executive management to ensure they meet the dual needs of alignment with shareholders’ interests and the retention and engagement of executives.

The Human Resources Committee is able to state its remuneration policy for the year ending 31st March, 2008 with reasonable certainty, but is less certain that this policy will continue without amendment in subsequent years. This is because the Committee considers that a successful remuneration policy needs to be sufficiently flexible to take account of future changes in Danka’s business environment and in remuneration practice. Any changes in policy for years after the year ending 31st March, 2008 will be described in future Directors’ Remuneration Reports, which will continue to be subject to shareholder vote. All statements in this report in relation to remuneration policy for years after the year ending 31st March, 2008 should be read in light of this paragraph.

Full details of the remuneration of the Chairman and Chief Executive Officer for the year ended 31 st March, 2007 and all other information about his terms and conditions of employment required under the Directors’ Remuneration Regulations 2002 are set out below.

The Human Resources Committee

Tasks

The Committee’s principal tasks as set out in the Committee’s charter are:

•	to approve, or as appropriate, to recommend to the Board for approval, general compensation policy, incentive plans, equity plans and employee benefits and adjustments thereto;

•	to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and senior management;

•	to review annually the performance of the chief executive officer and senior management in light of corporate goals and objectives; and

•	to determine compensation for the chief executive officer and senior management based on performance evaluations.

The Human Resources Committee currently comprises three non-executive directors and has access, at its discretion, to remuneration consultants and survey information on executive remuneration in comparable companies. In determining the remuneration of top executives, the generally accepted practices on executive remuneration in the geographic markets in which the relevant executives are principally based are taken into account.

Constitution and operation

The Committee members are all non-executive directors. The membership during the year ended 31st March, 2007 was Dr. Kevin Daly, Mr. Christopher B. Harned (until 1st August, 2006), Mr. Joseph E. Parzick (from 1st August, 2006) and Mr. Erik Vonk, chairman of the Committee. In addition, Mr. James L. Singleton was a member of the Committee until his resignation on 19th May, 2006. Like other directors, each member of the Committee is subject to re-election every three years. They have no personal financial interest, other than as shareholders, in the Committee’s decisions. They have no conflicts of interest arising from cross-directorships with the executive directors, nor from being involved in the day-to-day business of the group. The Committee met four times in the period under review.

The Board is accountable to shareholders through this report. The Committee will consider the outcome of the vote on this remuneration report and the views of investors will be taken into account by the Committee in its future decisions.

Advice

Advice is provided to the Committee by the Company Secretary’s and General Counsel’s offices and Ms. Jean Dinovo-Johnson (since 1st February, 2007, both Company Secretary and General Counsel), who has been appointed by the Committee as its secretary and special adviser.

The Committee, in consultation with Ms. Dinovo-Johnson, also appoints external professional advisers to provide specialist advice and services on particular remuneration matters. This allows for a range of external independent opinion to be sourced by the Committee. The Committee assesses the advice it receives, applying its own judgment. Procedures to ensure the independence of advice are subject to annual review.

During the year ended 31st March, 2007, Mercer Consulting provided advice and services on specific matters to the Committee that materially assisted it in its consideration of matters relating to executive directors’ remuneration.

Company Policy on the Executive Directors’ Remuneration

Main Principles

The Human Resources Committee’s reward policy seeks to align executive director remuneration with shareholders’ interests and to engage executive talent for the benefit of the group. The main principles of the policy are:

•	the total reward should be set at an appropriate level to reflect the competitive market in which Danka operates;

•	a substantial amount of the total reward should be linked to the achievement of demanding performance targets;

•

incentives should be aligned with the interests of shareholders. This is achieved through setting performance targets and through the Committee’s policy that each executive director should hold options to acquire shares in the company;

•	the performance targets for executive directors should be comparable with those of other companies in the industry and in the broader marketplace; and

•	the wider scene, including pay and employment conditions elsewhere in the group, should be taken into account, especially when determining annual salary increases.

Elements of Executive Directors’ Remuneration

Mr. A. D. Frazier, the Chairman and Chief Executive Officer, was the only executive director during the year.

Executive directors’ total remuneration consists of salary, annual bonus, long-term incentives and other benefits. This reward structure is regularly reviewed by the Committee to ensure that it is achieving its objectives. In the year ending 31st March, 2008, approximately 60% of Mr. A.D. Frazier’s potential direct remuneration will be performance related. It is intended that this balance of elements should continue.

Salary

Executive directors receive a fixed sum payable bi-weekly. The Committee may review executive directors’ salaries later during the relevant financial year in conjunction with a survey of appropriate comparator companies. The appropriate survey groups are defined and analysed by external remuneration advisers. Base salaries for executive directors are designed to be generally competitive with other companies in similar industries. Such companies include Xerox, Ikon Office Solutions, Imagistics International and Global Imaging Systems. Actual base salary levels vary from this target level based upon the potential impact of an executive director on the group, the executive director’s skills and experience and individual performance.

Annual Bonus

Executive directors are each eligible to participate in an annual performance-based bonus scheme which is based on pre-established performance goals, which are generally determined annually, and, in the year to 31 st March, 2007, principally comprised earnings per share, net working capital and revenue targets for the group. In the year ended 31st March, 2007, any performance-based bonuses were payable annually. The Human Resources Committee reviews and sets bonus targets and levels of eligibility annually. The target level for the Chief Executive Officer in the year to 31st March, 2007 was 100% of base salary with an additional “stretch” bonus of up to 100% of base salary achievable on hitting certain other targets. Discretionary bonuses may be awarded by the Committee but no such awards were made to directors in the year ended 31st March, 2007. The Chief Executive Officer’s potential annual bonus award for the year ending 31st March, 2008 will be up to 150% of base salary based on long-term objectives to be established by the Committee.

Other Incentives

1. Share Options

Options may be granted at an exercise price no lower than the market value (as determined in accordance with the plan rules) of a share at the date the option is granted. Options generally vest over three years after grant (one-third each after one, two and three years respectively). They have a life of ten years after grant.

In accordance with the framework approved by shareholders, it is the Committee’s policy to exercise its judgment to decide the number of options to be granted to executive directors, taking into consideration, among other things, Danka’s total shareholder return (“TSR”), in respect of its American Depositary Shares (“ADSs”), compared with the TSR of comparable companies, primarily in the United States.

2. Cash Element

Cash-based long-term incentives were not used in the year ended 31st March, 2007 and the Committee has no present intention to use them in the year ending 31st March, 2008.

3. Other Benefits

Benefits and other schemes—the group may provide other benefits (including perquisites) to its senior executives in line with accepted practice in the geographic territories in which they are based. These include the use of a company car or the provision of a car allowance, health insurance, life insurance and 401(k) plans.

Resettlement/relocation allowance—executives may receive a resettlement/relocation allowance for a limited period.

Service Contracts Policy

The Committee’s policy on service contracts is for them to contain a maximum notice period of no more than one year. Contracts are designed to allow for flexibility to deal with each case on its own particular merits in accordance with the law and policy as they have developed at the relevant time. Apart from Mr. A. D. Frazier, compensation to a departing director under the company’s service contract is reduced where performance goals have not been met.

One Million Dollar Limit on Deductibility

The U.S. tax deduction the group may claim for non-deferred remuneration paid to its most highly paid U.S.-based executives is limited in a single financial year to $1,000,000, unless the portion exceeding $1,000,000 qualifies as performance-based remuneration under the U.S. tax laws. The Human Resources Committee has determined that it will seek to ensure that all amounts paid to the group’s highest paid U.S. executives in excess of $1,000,000 will generally qualify as performance-based remuneration and be deductible by the group, but will preserve its flexibility to reward executives for performance that increases the value of the group, whether or not such remuneration is deductible by the group.

Chairman and Chief Executive Officer

A.D. Frazier

Mr. Frazier’s employment agreement, dated 3rd April, 2006, is with Danka Office Imaging Company, Danka Business Systems PLC and Danka Holding Company. This agreement was amended with effect from 1st April, 2007. The employment agreement was for three years (now five years) and is subject to annual renewals thereafter. The contract provides for:

•	an annual base salary of not less than $700,000 (£370,000) amended to $540,000 (£274,000) for the year commencing 1st April, 2007 onwards;

•

an annual target bonus based on individual and corporate performance of up to 100% of base salary (and up to an additional 100% if certain stretch targets are met), amended to a target of 150% of base salary for the year commencing 1st April, 2007 if a long-term incentive plan is established by the Human Resources Committee;

•	eligibility for additional bonuses based on the group’s performance bonus plan;

•	a grant of share options to acquire up to 1 million ADSs (equivalent to 4 million ordinary shares) under the terms of the company’s share option schemes (granted in November 2006); and

•	provision of healthcare benefits comparable to others paid to executives in the company’s U.S. subsidiaries.

Mr. Frazier was also entitled to receive a starting bonus of $350,000 (£196,000), payable on commencement of employment (in the prior year), this amount to be deducted from any bonus entitlement due under the annual bonus arrangement for the year to 31st March, 2007 as detailed above. During the year, Mr. Frazier was paid directors’ fees of £Nil.

Mr. Frazier’s employment is terminable by either party upon 60 days’ written notice, if without cause. In the event that Mr. Frazier’s employment is terminated other than by reason of his death or by the company for cause, the company will be required to provide Mr. Frazier with:

•	payment of any unpaid salaries and bonuses due to the date of termination;

•	provision of all benefits due under the contract up to the date of termination;

•	medical, hospitalisation, life and other insurance benefits for him and his family for the period the contract would have been in effect if it had not been terminated;

•

a right to exercise options which have already vested for a period of two years following termination (one year if terminated for cause by the company or by Mr. Frazier other than for good reason); and

•	other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Frazier and the company also entered into a change of control agreement on 3rd April, 2006 which provides that, if Mr. Frazier’s employment with the company is terminated without cause (except in certain circumstances) or he terminates his employment for “good reason”, in either case within two years after a “change of control”, then Mr. Frazier will be entitled to receive a lump sum cash payment of $1,000,000 (£508,000). His share options would be subject to immediate vesting and would be exercisable for three years after the date of termination of his employment contract. He is also entitled to certain other benefits including health care coverage for him and his family for a period of twelve months.

Comparison of Cumulative Five Year Total Shareholder Return

The following is a performance graph of the company’s TSR in respect of its ordinary shares compared to the FTSE 350 index and three of the company’s peers, Global Imaging Systems, Ikon Office Solutions and Xerox. The FTSE index is used as the company’s U.K. market capitalisation has fallen within this index for part of the period shown in the graph below. TSR is the growth in share value and declared dividend income during the relevant period. In calculating TSR, dividend income is assumed to be reinvested in the underlying shares.

Assumes $100 invested on 1st April, 2002 in Danka Business Systems PLC, FTSE 350 Index and a peer group. Comparison is made for the five (5) year period from 31st March, 2002 to 31st  March, 2007, with the base measurement point fixed at the close of trading on 31st March, 2002. Danka’s fiscal year ends on 31st March.

Non-executive Directors’ Remuneration

Remuneration payable to the non-executive directors is determined by the Board as a whole and is reviewed annually. The policy of the Board in determining non-executive director remuneration is to align the interests of the non-executive directors with the company’s shareholders and to provide for an appropriate level of remuneration to recruit and retain non-executive directors of a suitably high calibre for the company. To this end, the current remuneration arrangements for non-executive directors include both cash and share elements. However, non-executive directors may not hold share options.

Arrangement

The non-executive directors receive:

•	an annual sum of $30,000 (£15,800);

•	an annual grant of restricted shares under the Danka 2002 Outside Director Stock Compensation Plan (“the Plan”) with a fair market value at the date of grant of $30,000 (£15,800);

•

$1,500 (£800) for each Board of directors or committee meeting attended in person, together with reimbursement for expenses in connection with such attendance, and $750 (£400) for attendance at telephonic board and committee meetings; and

•	if a chairman of a committee of the Board of directors, an additional sum of $500 (£260) per committee meeting.

The Plan was approved by shareholders on 22nd October, 2002. The shares issued under the Plan are granted in one annual installment on the date of the company’s annual general meeting or as soon thereafter as permitted by applicable law and regulation. Shares issued under the Plan are “restricted shares” and generally vest on the first anniversary of the date of grant if the recipient is still a director on that date. Vesting is subject to acceleration in certain circumstances, including at the discretion of the Board. The total number of securities in respect of which awards may be made under the Plan is 2,000,000 ordinary shares, equivalent to 500,000 ADSs. As at 31st March, 2007, 1,442,388 ordinary shares, represented by 360,597 ADSs, had been issued under the Plan.

At the company’s 1996 Annual General Meeting, shareholders approved the implementation of a share option scheme for non-executive directors. This provided for the award of 10,000 ordinary shares to a non-executive director on joining the Board and an annual award of options to subscribe for 2,000 ordinary shares thereafter. In order to bring the group into line with U.K. corporate governance guidelines in relation to option grants to non-executive directors, all non-executive directors have waived their entitlements to acquire options and shares under this scheme.

Directors’ Remuneration

Name of Director	Fees and other emoluments £	Basic Salary £	Bonus £	Total 2007 £	Total 2006 £
Executive
A.D. Frazier	—	369,725	—	369,725	214,525
Todd L. Mavis	—	—	—	—	1,121,264
Non-executive:
Kevin C. Daly	45,687	—	—	45,687	43,680
David J. Downes	45,687	—	—	45,687	45,834
Jaime W. Ellertson	36,168	—	—	36,168	42,106
Michael B. Gifford	—	—	—	—	32,505
Christopher B. Harned	39,613	—	—	39,613	—
W. Andrew McKenna	41,726	—	—	41,726	82,064
Eric D. Muller	—	—	—	—	—
Joseph E. Parzick	38,029	—	—	38,029	—
J. Ernest Riddle	42,980	—	—	42,980	45,360
James L. Singleton	—	—	—	—	—
Erik Vonk	44,861	—	—	44,861	44,556
Aggregate emoluments	334,751	369,725	—	704,476	1,671,894

Excluded from the above list is the share-based payment expense recognised in the group’s income statement in respect of options granted to directors. This amounted to £153,116 for the year ended 31st  March, 2007 (2006—£373,586).

During the year, the excess on options exercised by directors or former directors amounted to £201,772 (2006—£365,216). This is excluded from the above table.

Benefits may include the provision of life insurance coverage and payment of temporary living and relocation expenses (2007 and 2006—£Nil).

Executive Directors’ Bonuses

Discretionary bonuses in the year to 31st March, 2007 totalled £Nil (2006—£Nil). Bonuses totalling £Nil (2006—£130,689) were annual incentive awards based on pre-established performance goals. In the year ended 31st March, 2006, Mr. Frazier received a signing-on bonus and relocation allowance of £210,002 (included in the above table).

Share Options

The aggregate emoluments disclosed in the table above do not include any amounts for the value of options to subscribe for ADSs (each of which is equivalent to four ordinary shares in the company) granted to or held by the directors. Mr. Frazier (the only director to do so) had options to subscribe for the company’s ADSs as follows:

Director:	As at 1st April, 2006	Granted	31st March, 2007	Date of Grant	Exercise Price
A. D. Frazier—options	—	1,000,000	1,000,000	9th Nov., 2006	$1.70
—restricted shares	—	51,724	51,724	9th Nov., 2006	$1.74

	—	1,051,724	1,051,724

None of Mr. Frazier’s options or restricted shares are currently exercisable and all expire within ten years of the date of grant.

The closing market price of an ADS on 31st March, 2007 was $1.08. Between 1st  April, 2006 and 31st March, 2007, the highest market price and lowest market price for an ADS were $1.96 and $1.06 respectively.

Danka 2002 Outside Director Stock Compensation Plan

The aggregate emoluments disclosed above include the entitlement of the non-executive directors (other than Messrs. Harned and Singleton in the year ended 31st March, 2006) to receive ADSs pursuant to the 2002 Outside Director Stock Compensation Plan. The number of ADSs issued in the years ended 31st March, 2007 and 31st March, 2006 were as follows:

Directors:	Year ended 31st March, 2007	Year ended 31st March, 2006
Kevin C. Daly	19,354	12,350
David J. Downes	19,354	11,566
Jamie W. Ellertson	19,354	12,350
Michael B. Gifford (issued prior to his retirement)	—	12,350
Christopher B. Harned	19,354	—
W. Andrew McKenna	19,354	12,350
Joseph E. Parzick	19,354	—
J. Ernest Riddle	19,354	12,350
Erik Vonk	19,354	12,350

The ADSs issued in the year to 31st March, 2007 will vest on 20th December, 2007 subject to the respective director still being in office. At the date of the award, each ADS had a market price of $1.55. The ADSs issued in the year to 31st March, 2006 vested on 7th September, 2006. At the date of the award, each ADS had a market price of $1.95; the market price on the date of vesting was $1.50.

Directors’ Interests

The directors’ beneficial interests in the ordinary share capital of the company are set out below:

At 31st March*,	2007	2006
A.D. Frazier	206,896	—
Kevin C. Daly	197,024	119,608
David J. Downes	123,680	46,264
Jamie W. Ellertson	193,776	116,360
Christopher B. Harned	137,416	60,000
W. Andrew McKenna	197,024	119,608
Joseph E. Parzick	77,416	—
J. Ernest Riddle	217,024	139,608
Erik Vonk	150,252	72,836

*	or date of appointment if later

Christopher B. Harned and Joseph E. Parzick were managing directors of The Cypress Group LLC respectively throughout the year ended 31st March, 2007, which has an interest in the participating shares which are convertible into ordinary shares as discussed in the Directors’ Report. Both disclaim beneficial ownership of such shares.

There have been no changes in the number of options held nor the holdings shown above since the year end until the date of the signing of the Directors’ Report. The directors’ interests shown above include the total number of ADSs (one ADS is equivalent to four ordinary shares) issued to non-executive directors under the Danka 2002 Outside Director Stock Compensation Plan.

The Directors’ Remuneration Report was approved by the board on 26th June, 2007 and signed on its behalf by:

A.D. Frazier, Chief Executive Officer and Chairman

MANAGEMENT

Directors and Executive Officers

The table below contains information regarding our current Directors and executive officers and the current Directors and executive officers of our primary operating subsidiaries. The executive officers serve at the pleasure of the respective boards of Directors.

Name	Age	Position(s)	Financial Expert	Nominations Committee Member		Audit Committee Member		Human Resources Committee Member		Director’s Rotation
A.D. Frazier	63	Chief Executive Officer and Chairman	—	—		—		—		2009
Kevin C. Daly	63	Director	—	—		X		X		2008
David Downes	61	Director	X	—		X	C	—		2008
Jaime W. Ellertson	50	Director	—	X	C	—		—		2009
Christopher B. Harned	44	Director	—	—		—		—		2008
W. Andrew McKenna	61	Director	—	X		—		—		2008
Joseph E. Parzick	52	Director		—		—		X		2009
J. Ernest Riddle	65	Director	—	X		X		—		2007
Erik Vonk	54	Director	—	—		—		X	C	2007
Edward K. Quibell	60	Executive Vice President and Chief Financial Officer	—	—		—		—		—
Rod Denzer	39	President, West Regional Business Unit	—	—		—		—		—
William Troxil	55	President, East Regional Business Unit	—	—		—		—		—
Donald Thurman	61	Executive Vice President, Product Management and Support	—	—		—		—		—
Jean Dinovo-Johnson	56	Senior Vice President, General Counsel and Secretary	—	—		—		—		—
James Hawkins	45	Senior Vice President, Field Support Operations	—	—		—		—		—

C	—Chairman of the Committee

Kevin C. Daly. Dr. Daly was appointed as a non-executive Director to our Board of Directors in January 2002. From July 2002 until June 2005, Dr. Daly was the Chief Executive Officer of Avamar Technologies Inc., a data protection solutions company. He was previously Chief Technical Officer of Quantum Corporation’s Storage Solutions Group, and prior to that he was Chief Executive Officer of ATL Products, Inc from its foundation in 1993 until 2001. Dr. Daly also served as Chief Technical Officer of Odetics, Inc. from 1985 until ATL’s separation from Odetics in 1997.

David Downes. Mr. Downes was appointed as a non-executive Director to our Board of Directors in January 2005 and is a financial expert pursuant to Item 407(d)(5) of Regulation S-K. Mr. Downes was the Finance Director of Shanks Group PLC from 1993 until 2005. He has previously held Finance Director positions with Hunter Saphir PLC, MBS PLC and with the brewing division of Grand Metropolitan PLC and trained as a management accountant with Chrysler in Detroit before taking up financial management positions in their European operations and then held various controllerships within Air Products Europe. Mr. Downes is an engineering graduate of Kings College, London University and obtained his MBA from Stanford University, California. He is also a Fellow of both the Chartered Institute of Management Accountants and the Association of Corporate Treasurers.

Jaime W. Ellertson. Mr. Ellertson was appointed as a non-executive Director to our Board of Directors in November 2002. He served as Chief Executive Officer and a member of the Board of Directors of S1, a NASDAQ National Market listed software company, from November 2000 until July 2005. Prior to joining S1,

Mr. Ellertson served as General Manager of worldwide strategic operations for BroadVision, Inc., a provider of self-service applications, from April 2000 until November 2000. From January 1997 until April 2000, Mr. Ellertson held the executive positions of Chairman of the Board and Chief Executive Officer of Interleaf, Inc., a NASDAQ listed provider of software tools for web content management that was acquired by Broadvision, a NASDAQ National Market listed software Company. Mr. Ellertson is a Director of Trigo Technologies, Inc., a privately held software company and Apropos Technology, Inc., a NASDAQ National Market listed software Company.

A.D. Frazier. Mr. Frazier was appointed Chairman of the Board of Directors and Chief Executive Officer of Danka effective March 14, 2006. He is also Chairman of WolfCreek Broadcasting, Inc. and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia from January 2005 to March 2006. Mr. Frazier retired as a Director, President and Chief Operating Officer of Caremark Rx, Inc., a publicly-traded pharmacy benefit management company, in March 2004 having served in that role since August 2002. From March 2001 until August 2002, he was Chairman and Chief Executive Officer of the Chicago Stock Exchange. Mr. Frazier had been a global partner of AMVESCAP PLC, a London-based independent global investment management firm and the parent company of INVESCO, Inc., from 1997 until March 2001, having served INVESCO as President and Chief Executive Officer of its U.S. institution business from 1997 until December 2000, and Executive Vice President from 1996 to 1997. Mr. Frazier served on the Board of Directors of Gevity, Inc. a human resources management firm until May 2006. From October 2004 until its sale in January 2007, he was a Director and Chairman of the Board of Gold Kist, In., an integrated chicken production, processing and marketing company. Mr. Frazier currently serves on the Board of Apache Corporation and is a member of its management development and compensation committee and the stock option plan committee. He also serves on the Board of Directors and is a member of the Technical Committee of The Pinellas Education Foundation, which oversees all public schools in the Pinellas County, Florida area.

Christopher B. Harned. Mr. Harned was appointed as a non-executive Director to our Board of Directors in March 2002. Mr. Harned has been a Managing Director of The Cypress Group L.L.C., a private equity fund, since November 2001. From 1985 to 2001, Mr. Harned was with Lehman Brothers, most recently as head of the Global Consumer Products Merger and Acquisitions Division. Mr. Harned also served as a member of Lehman Brothers’ Investment Banking Business Development Committee. Mr. Harned also serves on the board of Directors of Brand Connections, LLC, The Meow Mix Company, North American Midway Entertainment, FreshPet, Inc., and Quad/Graphics, Inc. Mr. Harned was designated by the owners of the participating shares as one of their nominees to serve on our board of Directors.

W. Andrew McKenna. Mr. McKenna has been a Director since February 2002 and was appointed Chairman from March 2005 until March 13, 2006. He is a private investor. Until his retirement in 1999, he held various positions with The Home Depot, Inc., including Senior Vice President-Strategic Business Development from 1997 to 1999; President, Midwest Division from 1994 to 1997; and Senior Vice President-Corporate Information Systems from 1990 to 1994. He was President of SciQuest.com, Inc. in 2000. He is also a Director and Audit Committee Chairman of AutoZone, Inc., a New York Stock Exchange listed company.

Joseph E. Parzick. Mr. Parzick was appointed as a non-executive Director to our Board of Directors effective May 19, 2006 and is a Managing Director of The Cypress Group. Mr. Parzick joined The Cypress Group in June 2003. He spent the previous four years as a Managing Director in Morgan Stanley’s financial sponsor group. Immediately prior to this, he was a Managing Director of EXOR America Inc., a merchant banking affiliate of the Agnelli Group. Mr. Parzick spent the first 12 years of his career at Lehman Brothers, where he was named a Managing Director and the co-head of the financial sponsor group. He holds a BS from The University of Virginia and an MBA from the University of Pennsylvania’s Wharton School. Mr. Parzick also serves on the Board of Directors of Financial Guarantee Insurance Company, Republic National Cabinet Group and Stone Canyon Entertainment Group. Mr. Parzick was designated by the owners of the participating shares as one of their nominees to serve on the board of Directors.

J. Ernest Riddle. Mr. Riddle was appointed as a non-executive Director to our Board of Directors in January 1998. Mr. Riddle is currently Chief Executive Officer of GrowthCircle LLC, a management and technology consulting firm. From March 1997 to July 1999, Mr. Riddle was President and Chief Operating Officer of Norrell Services, Inc., an outsourcing information technology and staffing services company based in Atlanta, Georgia. Before joining Norrell, Mr. Riddle spent four years with Ryder System, Inc., a logistics and transportation group, serving as President, Ryder Logistics International Group. Mr. Riddle served Xerox Corporation for 26 years in a variety of positions which included Vice President of Marketing and Vice President of Field Operations for the United States operations and Vice President of Marketing and Sales for the European operations. Mr. Riddle serves on the board of Directors of AirNet Systems, Inc., a provider of time-sensitive small package delivery services.

Erik Vonk. Mr. Vonk was appointed as a non-executive Director to our Board of Directors in February 2004. Mr. Vonk was elected to the Board of the CBRL Group, Inc. in August 2005, and also has served as Chairman of the Board of Directors and Chief Executive Officer of Gevity, a NASDAQ National Market listed services company since April 2002. Mr. Vonk was retired from February 2001 to April 2002. Mr. Vonk was formerly President and Chief Executive Officer of Randstad North America from 1992 through 2001, a subsidiary of Randstad Holding NV, a worldwide staffing services provider, where he was responsible for organizing the North American operations. In addition, Mr. Vonk served as a member of the Executive Board of Bank Cantrade AG from 1989 to 1992.

Edward K. Quibell. Mr. Quibell was appointed Executive Vice President and Chief Financial Officer in August 2005. Prior to joining Danka, Mr. Quibell held key senior management positions with Manhattan Associates, Inc., a global leader in supply chain solutions, including CFO, Senior Vice President of M&A and Business Development and Managing Director, European Operations. Previously, he served as VP and CFO of CoreNet Services, Inc., a telecommunications infrastructure company. He gained extensive international experience as President, International Operations for First Data Health Systems and held various positions within NCR Information Imaging and The RTZ Corporation. Mr. Quibell earned his degrees in finance and accounting at the University of South Africa, where he qualified as a Chartered Accountant.

Rod Denzer. Mr. Denzer manages the West Regional Business Unit operations. Rod Denzer joined Danka in 2002 as a Divisional Vice President of the Mid-South sales Division. Prior to joining Danka Mr. Denzer held sales leadership position in the office products industry with Panasonic and Canon Business Solutions. His key focus has been developing sales organizations in the office product industry. Mr. Denzer attended the University of Arizona.

William Troxil. Mr. Troxil manages the East Regional Business Unit operations. He joined Danka in 1993 as a Divisional Vice President of Acquisitions. Prior to joining Danka, Mr. Troxil held key senior executive management positions with Konica, Savin and A.B. Dick. Mr. Troxil holds a degree in Marketing from Ohio State University and completed the Executive Sales and Marketing Management Program at Harvard Business School.

Donald Thurman. Mr. Thurman manages the product management and support functions for Danka. Prior to joining Danka in 2001, Mr. Thurman held several successful executive and entrepreneurial positions within the document management industry, and he was a pioneer in the development of its print-and-mail sector. He served in executive capacities at Anacomp Inc. as Chief Operating Officer, and at First Financial Management and NCR Information Imaging. Most recently he was CEO at eMag solutions LLC, a data storage solutions provider. Mr. Thurman holds a Bachelor of Science in Accounting from Indiana.

Jean Dinovo-Johnson. Ms. Dinovo-Johnson joined Danka in August 2001 and was appointed Senior Vice President, General Counsel and Secretary in January 2007. Prior to joining Danka, she served as Senior Corporate Counsel for Intermedia Communications from 1997 until 2001. Ms. Dinovo-Johnson received her undergraduate degree from the University of Nebraska and her J.D. from Creighton University School of Law in Omaha, Nebraska.

James Hawkins. Mr. Hawkins joined Danka in September 1987 as a Senior Sales Representative. During his tenure with Danka, he has held several key position including Director of Marketing and Senior Vice President, Service Marketing before being appointed to his current position of Senior Vice President, Field Support Operation in October 2005. Mr. Hawkins has a Bachelor of Science in Criminal Justice from the University of Central Florida.

Our Articles of Association set the size of our board of Directors at not less than two persons. Our Board of Directors currently consists of nine members who serve pursuant to our articles of association.

The board has identified David Downes’ as an Audit Committee financial expert. The board made a qualitative assessment of Mr. Downes level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive with overall financial responsibility for various companies. Mr. Downes is considered independent pursuant to Item 407(d)(5)(i)(B) of Regulation S-K.

Nominations Committee

The Nominations Committee, which is comprised of a majority of independent Directors (as independence is defined under the NASDAQ listing standards), acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, and Board committee meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.

A stockholder may recommend a person as a nominee for Director by writing to the Secretary of the Company. Recommendations must be received by 9th May, 2008 in order for a candidate to be considered for election at the 2008 Annual Meeting. As set forth in the Company’s Articles of Association, each notice of nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected.

The members of the Nominations Committee are Jaime Ellertson (chairman), Andrew McKenna and Ernest Riddle. There were no meetings of the Nominations Committee during the year.

The Nominations Committee Charter, the Audit Committee Charter, the Company’s Articles of Association and the Policies of the Board are available on the Company’s website at: http://www.danka.com.

We adopted a code of ethics for all of our employees’ including our principal executive officers and senior financial officers. The code of ethics is posted on our website at http://www.danka.com/CodeofBusinessConduct.asp. Any amendments to the code of ethics will also be posted on our website at: http://www.danka.com within five business days following the date of the amendment in lieu of filing Form 8-K.

The holders of the participating shares are, in general, entitled to appoint two directors to the board. Since the Company has not paid dividends in cash for six successive quarters following December 2004, they are entitled to appoint a further two directors until the time the Company has paid cash dividends on the participating shares for four successive quarters. As of the date of this filing, the holders of the participating shares have appointed two directors to the Company’s Board of Directors. As of the date of this filing, the holders of the participating shares have appointed two directors to the Company’s Board of Directors. Currently such Directors are Messrs. Harned and Parzick. The Directors elected by the owners of the participating shares are elected by the affirmative vote of a majority of the votes cast at a class meeting of the owners of those shares for their first re-election following appointment to the board. Subsequent re-elections are subject to a vote of all shareholders at the annual meeting meetings. The quorum for the class meeting is two persons holding or representing by proxy at least one-third in nominal value of the participating shares in issue. Our articles of association provide that, subject to the following exception, the owners of the participating shares are entitled to appoint two Directors so long as they hold, in aggregate, voting shares (including participating shares) that represent at least ten percent (10%) of the total voting rights. The owners of participating shares are entitled to appoint one participating share Director if they own, in aggregate, voting shares representing less than ten percent but more than five percent of the total voting rights.

The owners of the participating shares are entitled to appoint a maximum of one participating share Director if:

•

the Cypress Group LLC or its affiliates transfer participating shares to a person who is not an affiliate of them without the consent of our board of Directors (which consent is not to be unreasonably withheld); and

•	as a result the Cypress Group LLC and its affiliates hold in aggregate less than 50.01 percent of the participating shares in issue.

Each committee of the board of Directors must include at least one Director appointed by the owners of the participating shares, except as prohibited by applicable law or regulation. The right of the owners of the participating shares to elect the participating share Directors is in addition to their right to vote with other shareholders on the appointment of Directors generally.

In the event that we are unable to redeem all of the then outstanding participating shares on 10 th December, 2010, we are required to redeem as many of the shares as we are able, pro rata among the holders of the participating shares. Any participating shares that are not redeemed shall remain outstanding and those holders shall be entitled to elect an additional two Directors to our board of Directors until the participating shares are redeemed in full.

Each Director is required to retire from office at the third Annual General Meeting after his appointment or, if earlier, the Annual General Meeting which falls in the third calendar meeting after his appointment. In addition, Directors may stand for re-election or be appointed by the board of Directors. Directors appointed by the board of Directors will hold office only until the next following Annual General Meeting of shareholders, when they are eligible for re-election. Any Director must retire at the first Annual General Meeting which takes place after the Director reaches the age of 70 and annually thereafter.

There is no understanding regarding any of our executive officers or Directors or any other person pursuant to which any executive officer or Director was, or is, to be elected or appointed to such position except for the Directors appointed by the owners of the participating shares.

No executive officer or Director is related to any other executive officer or Director.

Audit Committee

Our Board of Directors and Audit Committee reviewed the composition of the Audit Committee, its scope of responsibilities and duties and its charter in light of the recent changes and proposed changes to law, regulation and best practice as applicable to Audit Committees. The remit of the Audit Committee is set out in the Audit Committee Charter originally issued in October 2003 and updated on 17th May, 2005. The Charter is reviewed by the Committee annually and any changes are recommended to the Board for approval.

Further information regarding our Audit Committee is set out in the Audit Committee Report below. The members of the Audit Committee are Kevin C. Daly, J. Ernest Riddle and David J. Downes (chairman). The board has determined that Mr. Downes has been identified as an Audit Committee financial expert. The board made a qualitative assessment of Mr. Downes’ level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive with overall financial responsibility for various companies. Mr. Downes is considered independent pursuant to Item 407(d)(5)(i)(B) of Regulation S-K, and all of the Audit Committee members are considered to be independent as defined under NASDAQ listing standards.

The Audit Committee is responsible for assisting the Board in discharging its responsibilities and making all relevant disclosures in relation to the financial affairs of the group, the arrangements for accounting, financial reporting and regulatory compliance, the standards of internal financial control and arrangements for internal audit, risk management and the external auditors, Ernst & Young LLP.

The Committee met four times during our fiscal year 2007. The Chief Financial Officer, other members of senior management and representatives of the external auditors attend meetings. The Committee regularly meets the external auditors without executive board members and management present. The Committee also meets in private session with senior representatives in the Company’s Internal Audit department.

During the year, the Committee reviewed all annual and quarterly financial reports before their publication. In particular, the Committee discussed significant accounting policies, estimates and judgments that had been applied in preparing these reports and received independent advice from the external auditors. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by United Kingdom and United States regulations.

The Sarbanes-Oxley Act has increased the regulatory requirements for companies whose shares are listed on U.S. stock exchanges. The Committee has monitored the company’s programs developed in response to the applicable requirements of the Act and in particular its progress in evaluating internal controls as required by rules pursuant to Section 404 of the Act.

The Committee receives periodic reports of matters raised through the hot line set up to allow employees to communicate their concerns.

The Committee also reviews the Internal Audit department’s program and its effectiveness at its quarterly meetings. It receives regular reports of work undertaken, recommended actions and management’s response to those actions.

Under the Sarbanes-Oxley Act, all services, of whatever nature, provided by the auditors require the pre-approval of the Audit Committee prior to any cost being incurred. All services provided by Ernst & Young LLP were subject to such pre-approval during the year to 31st March, 2007.

In addition to providing audit services, Ernst & Young LLP provided the group with tax advice during the year and assistance in the statutory filings required on the disposal of the European businesses although the Committee also determined that other firms of tax advisors should provide the majority of the tax services. The Board of directors does not believe that either the giving of tax advice or the assistance regarding the disposal of the European businesses infringed on auditor objectivity or independence in view of the nature of the services provided, the strict controls imposed by the Sarbanes-Oxley Act in relation to the commissioning of these services and the comparative size of the expenditure compared with the cost of audit services. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, required by International Standards on Auditing (U.K. and Ireland) and the Statement of the United States Independence Standards Board No.1, Independence Discussions With Audit Committees, and has discussed with Ernst & Young LLP the issue of its independence from the company. The results of this review have been communicated to the Board.

The Audit Committee will make recommendations to the Board in relation to the remuneration and terms of engagement of the external auditors and the re-appointment by shareholders at the Annual General Meeting.

Human Resources Committee

The Human Resources Committee currently consists of three non-executive directors, Dr. Daly, Mr. Parzick and Mr. Vonk. Mr. Singleton was a member of the Committee until his resignation from the Board on 19th May, 2006. Mr. Harned was a member of the Committee until 1st August, 2006 when Mr. Parzick became a member. Mr. Vonk was the chairman of the Committee throughout the year. Not all of the members of the Human Resources Committee are independent as required by the 2003 FRC Code (Section B2.1). Mr. Vonk and Dr. Daly are independent, but Messrs. Harned, Singleton and Parzick were not due to their representation of the company’s participating shareholders. The Board believed that it was appropriate that Messrs. Harned, Parzick and Singleton should be members of the Committee in view of the provisions of the company’s Articles of Association referred to above and their independence from management.

The Human Resources Committee is responsible for determining the framework for setting executive remuneration, which is agreed by the Board. On behalf of the Board, the Committee determines the remuneration of the Chairman and Chief Executive Officer, any other executive directors and certain other senior executives in accordance with this framework. It is also responsible for reviewing group remuneration policy, approving bonus payments to executives and approving the award of share options. The main objective of the Committee is to ensure that individuals are remunerated on a basis which is appropriate to their position, experience and value to the group, whilst recognising that remuneration packages must be set at a level to attract, retain and motivate staff.

The human resources committee met four times during fiscal year 2006.

Shareholder Communication with the Board of Directors

The Company’s Board of Directors, including a majority of the Company’s independent Directors, has adopted a formal process by which shareholders may communicate with the Board or any of its Directors. Persons interested in communicating with the Directors regarding concerns or issues may address correspondence to a particular Director, or to the Board or to the independent Directors generally, in care of Danka Business Systems PLC, Attention Jean Dinovo-Johnson, 11101 Roosevelt Boulevard, St. Petersburg, Florida 33716. If no particular Director is named, letters will be forwarded, as appropriate and depending on the subject matter, to the Chair of the Audit Committee, Human Resources Committee or Nominations Committee.

Shareholders may also contact the Board of Directors, Audit Committee, Human Resources Committee or Nominations Committee via telephone, electronic mail or the Web, as further described on the Company’s website at: http://www.danka.com.

Board of Directors’ Attendance at Annual General Meetings

The Company currently does not have a policy with regard to board members’ attendance at annual meetings of shareholders. One member of the Company’s Board of Directors attended the 2006 Annual General Meeting and acted as Chairman of that meeting. One alternate Director was also in attendance.

Meetings

The number of meetings of the Board and the Audit, Human Resources and Nominations Committees and individual attendance by Board members is shown below.

	Board	Additional Board meetings (for the allotment of shares and other technical matters)	Audit	Human Resources	Nominations
Total number of meetings in the year to 31st March, 2007	9	7	4	4	Nil
A.D. Frazier	9	7	—	—
W. Andrew McKenna	9	1	—	—
Kevin C. Daly	9	1	4	4
David J. Downes	9	1	4	—
Jaime W. Ellertson	7	—	—	—
Christopher B. Harned*	8	—	—	1
Eric D. Muller**	—	—	—	—
Joseph E. Parzick***	7	—	—	3
J. Ernest Riddle	9	7	4	—
James L. Singleton****	—	—	—	—
Erik Vonk	8	—	—	4

*	Mr. Christopher B. Harned attended the one meeting of the Human Resources Committee prior to his leaving that Committee.

**

Mr. Eric D. Muller was appointed to the Board on 19th May, 2006. There were no meetings of the Board and two additional Board meetings during the financial year following his appointment up to his resignation on 17th July, 2006.

***

Mr. Joseph E. Parzick was appointed to the Board on 19th May, 2006. There were seven meetings of the Board, six additional Board meetings and three meetings of the Human Resources Committee during the financial year following his appointment.

****	Mr. James L. Singleton resigned from the Board on 19th May, 2006. There were two Board meetings, one additional Board meeting and one Human Resources Committee meeting before his resignation.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of 20th July, 2007, information as to the beneficial ownership of our ordinary shares by:

•	each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

•	each Director;

•	each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act; and

•	all of our Directors and executive officers as a group.

Shares Beneficially Owned as of 20th July, 2007 (2)

Name of Beneficial Owner (1)	Number of Ordinary Shares (8)	ADS Equivalent	Percent
Holdings of greater than 5 percent (5%)
Cypress Associates II LLC (3)	104,943,032	26,235,758	28.1%
Holdings by Directors, Named Executive Officers and all Directors and Executive Officers as a Group
Kevin C. Daly	197,024	49,256	*
David J. Downes	123,680	30,920
Jaime W. Ellertson	193,776	48,444	*
Christopher B. Harned (4)	105,080,448	26,270,112	28.1%
W. Andrew McKenna	197,024	49,256	*
Joseph E. Parzick	77,416	19,354
J. Ernest Riddle	217,024	54,256	*
Erik Vonk	150,252	37,563	*
A.D. Frazier	206,896	51,724	*
Edward K. Quibell (5)	1,200,000	300,000	*
Rod Denzer (6)	340,000	85,000	*
William Troxil (7)	740,000	185,000	*
Donald Thurman (8)	1,013,740	253,435	*
Jean-Dinovo-Johnson (9)	105,580	26,395	*
James Hawkins (10)	516,000	129,000	*
All Directors and executive officers as a group (15 persons) (11)	110,358,860	27,589,715	29.6%

(*)	Represents less than one percent (1%) of the Company’s share capital.

(1)	Except for Messrs. Quibell, Denzer, Troxil Thurman and Hawkins and Ms. Dinovo-Johnson, all of the listed individuals are currently Directors. Messrs. Frazier, Quibell, Denzer, Troxil, Thurman and Hawkins and Ms. Dinovo-Johnson are executive officers.

(2)	Except as otherwise indicated, all ordinary shares and ADSs are held of record with sole voting and investment power.

(3)	Consists of:

•	306,595 convertible participating shares which are convertible, as of 20th July, 2007, into 99,740,564 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

•	13,034 convertible participating shares which are convertible, as of 20th July, 2007, into 4,240,180 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	2,958 convertible participating shares which are convertible, as of 20th July, 2007, into 962,288 ordinary shares, beneficially owned by 55th Street Partners II L.P.

Cypress Associates is the managing general partner of Cypress Merchant B II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P. (collectively the “Cypress Funds”), and has voting and investor power over the shares held or controller by each of these funds. James A. Stern and Jeffrey P. Hughes (each a “Managing Member” of Cypress Associates II LLC), may be deemed to beneficially own these shares. In addition, Christopher Harned and Joseph Parzick are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. However, each of the foregoing individuals disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of 20th July, 2007 of 325.317 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, NY 10022.

(4)

Includes 322,587 convertible participating shares which are convertible, as of 20th July, 2007, into 104,943,032 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Harned is a managing Director of The Cypress Group LLC. See note 3 above. Mr. Harned disclaims beneficial ownership of such shares.

(5)	Includes options held by Mr. Quibell to purchase 300,000 ADSs, equivalent to 1,200,000 ordinary shares, all of which are currently exercisable.

(6)	Includes options held by Mr. Denzer to purchase 85,000 ADSs, equivalent to 340,000 ordinary shares, all of which are currently exercisable.

(7)	Includes options held by Mr. Troxil to purchase 182,500 ADSs, equivalent to 730,000 ordinary shares, all of which are currently exercisable.

(8)	Includes options held by Mr. Thurman to purchase 247,500 ADSs, equivalent to 990,000 ordinary shares, all of which are currently exercisable.

(9)	Includes options held by Ms. Dinovo-Johnson to purchase 20,000 ADSs, equivalent to 80,000 ordinary shares, all of which are currently exercisable.

(10)	Includes options held by Mr. Hawkins to purchase 84,000 ADSs, equivalent to 336,000 ordinary shares, all of which are currently exercisable.

(11)

At 20th July, 2007 a total of 259,119,248 ordinary shares were outstanding. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), ordinary shares or ADSs that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of share options or the conversion of our participating shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

On 20th July, 2007, The Bank of New York Mellon, as depositary for our ADS program, held 59,197,454 ADSs (each ADS is the equivalent of four ordinary shares) representing approximately 91% of the ordinary shares in issue.

Equity Compensation Plan Information

The following table provides a summary of all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as Directors, consultants, advisors, vendors, customers, suppliers and lenders), in effect as of 31st March, 2007.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,859,687	$3.60	6,264,724
Equity compensation plans not approved by security holders	—	—	—

Total	5,859,687	$3.60	6,264,724

Note: All figures for numbers of securities in the table are for ADSs.

COMPENSATION DISCUSSION AND ANALYSIS

Danka is one of the largest independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies. We offer a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital and color copiers, digital and color multifunction peripherals, (“MFPs”) printers, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training, collectively referred to as Danka Document Services. We operate in an increasingly competitive industry where our customers demand solutions and document services that improve their business processes.

In this environment, we sustain value for our shareholders by building a best in class management team. Our executive compensation program is used to attract, retain and reward talented people with the ability, drive and vision to manage our business and the Company’s long-term success. It is important for us to concentrate on developing the capabilities of our leaders. Our compensation program is important to our ability to create an advantage for Danka in an increasingly competitive market.

Throughout the Compensation Discussion and Analysis, the individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the three other most highly compensated officers are referred to as the “named executive officers”.

Compensation Philosophy

The guiding philosophy of our executive compensation program is to:

•	provide an industry-competitive program with emphasis on incentive pay which links pay to performance, both long and short term, and

•	ensure that executive compensation over time closely reflects long term shareholder return.

The framework for executive compensation is determined by our Human Resources Committee (the “Committee”), based on the above philosophies, which, at the end of fiscal 2007 was comprised of three non-employee Directors: Messrs. Vonk, Daly and Parzick. The Committee is responsible for establishing competitive executive compensation strategies and policies to ensure such strategies and goals result in the achievement of Company objectives. The Committee performs this function by hiring experts to conduct competitive benchmarking, review of Company strategic objective and development of executive incentive and compensation plans. Once the Committee approves the plan, it then recommends the plan to the full Board for approval. The chief executive office is primarily responsible for ensuring implementation and oversight of such plans and, in doing so, may make recommendations to the Board from time to time.

Advice regarding executive compensation is provided to the Human Resources Committee by our Secretary’s and General Counsel’s offices and Ms. Jean Dinovo-Johnson (since 1st February, 2007, both Company Secretary and General Counsel), who has been appointed by the Committee as its secretary and special adviser.

The Committee, in consultation with Ms. Dinovo-Johnson, also appoints external professional advisers to provide specialist advice and services on particular compensation matters. This allows for a range of external independent opinions to be reviewed by the Committee. The Committee assesses the advice it receives, applying its own judgment. Procedures to ensure the independence of advice are subject to annual review.

During the year ended 31st  March, 2007, Mercer Consulting provided advice and services on specific compensation matters to the Human Resources Committee that materially assisted it in its consideration of matters relating to the compensation of our named executive officers.

In determining the compensation of our top executives, including our named executive officers, the Human Resources Committee takes into account the generally accepted practices on executive compensation in the geographic markets in which they are principally based. The main objective of the Human Resources Committee is to ensure that individuals, including the names executive officers, are compensated on a basis that is appropriate to their position, experience and value to the group, while recognizing that compensation packages must be set to attract, retain and motivate such individuals.

Compensation Elements

There are three elements to our executive compensation program:

•	base salary, other benefits and relevant perquisites,

•	annual cash incentives, and

•	long term incentives—currently executive share options and restricted share programs.

Base salary

Base salaries for our top executives, including our named executive officers are designed to be generally competitive with other companies operating in our industry, related industries or with head offices geographically close to our own. Such companies include Xerox, Ikon Office Solutions, Imagistics International and Global Imaging Systems, Inc.

Actual base salary levels vary from this target level based upon the potential impact of the individual executive, the skills and experience that the executive brings to the job and the individual’s performance. The Human Resources Committee reviews the base salaries of our named executive officers annually and sets the base salary of our chief executive officer and also sets the salaries of our other named executive officers based, in part, on the recommendations of our chief executive officer.

Further details of other benefits and perquisites provided are given below.

Annual and long term incentives

Annual performance based incentive compensation for executives, including our named executive officers, is based on pre-established performance goals, which are determined annually by the Human Resources Committee, working with our chief executive officer with respect to performance goals for named executive officers other than the chief executive officer. Both the Audit Committee and the Human Resources Committee are responsible for goal establishment within the scope of each committee’s specific charter approved by the Board. The Audit Committee is primarily responsible for ensuring Company financial, process and systems viability, integrity and reporting. The Human Resources Committee is primarily responsible for establishing and overseeing executive incentive programs to facilitate optimum Company goal congruence and achievement. Objective goal achievement is easy to measure as there is generally a specific measurable objective while subjective objectives may be more difficult to measure and may consist of other measurement processes.

In the year to 31st March, 2007, the performance objectives were principally comprised of earnings per share, working capital and total revenue growth. The incentive compensation is payable quarterly in cash. The annual performance based incentive compensation for certain executives may also be based in part on one or both of business unit operating performance and achievement of personal goals as approved by the Human Resources Committee. The maximum annual incentives for named executive officers range from 30% to 160% of base salary based on performance metrics that are pre-determined or approved by the Human Resources Committee. For each fiscal year, the Human Resources Committee also determines the extent to which performance targets have been met, subject to any extraordinary items or material unusual charges that may occur (which are excluded from bonus calculations) and ultimately makes awards based on its assessment, with input from our chief executive officer, with respect to named executive officers other than the chief executive officer. While our specific performance targets include certain of the Company’s confidential business information, we believe that the performance targets appropriately align the interests of our named executive officers with those of our shareholders. However, the targets are intended to be ambitious and challenging for our named executive officers to achieve, as demonstrated by the fact that over the past three fiscal years (including fiscal year 2007) the targets have not been met.

Long term incentive compensation currently consists mainly of the award of share options. Awards made under our restricted share plan are generally not made to our named executive officers, although one award was granted in fiscal year 2007 to our chief executive officer as more fully explained in the footnotes to the “Grants of Plan-Based Award in Fiscal Year 2007” table. The purpose of our long term incentive program is to align the interests of our named executive officers with the interests of the shareholders and retain and reward them based on the achievement of longer-term goals. The number of share options awarded to an executive is based on the executive’s position within the organization. Option grants are typically considered each financial year by the Human Resources Committee upon recommendation by our chief executive officer with respect to incentive awards of the named executive officers other than himself. Share options to individuals are effectively limited under the current rules of our share option plans to awards of options to acquire up to 4,000,000 ordinary shares (or the equivalent thereof in ADSs) in total in any five-year period. Share options are granted at the fair market value on the date of the grant, have a 10-year maximum term and may generally be exercised as to one-third of the number of shares one year after the date of grant, the next one-third two years after the date of grant, and the final one-third three years after the date of the grant.

Other benefits

We may provide other benefits (including perquisites) to our top executives, including our named executive officers in line with accepted practice in the geographic territories in which they are based. However, in fiscal year 2007, we did not provide to our named executive officers any other such benefits or perquisites, other than standard health insurance, life insurance and 401(k) plan eligibility as well as relocation benefits paid to Mr. Quibell.

Report of the Human Resources Committee

The Human Resources Committee has reviewed and discussed this Compensation Discussion and Analysis with the management of the Company. Based on its review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2007 Annual General Meeting.

Signed on behalf of the Human Resources Committee by
Erik Vonk (Chairman)
Kevin C. Daly
Joseph E. Parzick
Jaime L. Singleton
Christopher B. Harned

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below provides compensation information for the named executive officers during fiscal year 2007.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
A.D. Frazier Chief Executive Officer	2007	700,000	—	21,386	268,510	—	—	989,895
Edward K. Quibell Executive Vice President and Chief Financial Officer	2007	325,000	265,325	—	—	—	200,000	790,325
Rod Denzer President, West Regional Business Unit	2007	251,935	39,750	—	—	—	—	291,685
William Troxil President, East Regional Business Unit	2007	274,266	43,500	—	—	—	—	317,766
Donald Thurman Executive Vice President, Product Management and Support	2007	253,000	30,360	—	—	—	—	283,360

(1)	Amounts represent discretionary bonuses awarded to the named executive officers by the Human Resources Committee and the Board of Directors. Mr. Quibell’s bonus includes $200,000 relating to the sale of the Company’s European businesses during fiscal year 2007, which was a discretionary bonus awarded to him pursuant to the sale closing.

(2)	Amount represents the compensation expense recognized by the Company during fiscal year 2007 for a restricted share award granted to Mr. Frazier, computed in accordance with FASB Statement No. 123(R) “Share-Based Awards” (“FAS 123R”).

(3)	Amount represents the compensation expense recognized by the Company during fiscal year 2007 for a share option award granted to Mr. Frazier, computed in accordance with FAS 123R.

(4)	The named executive officers did not earn annual cash incentive compensation for fiscal year 2007 because performance targets were not met. For further detail on our annual incentive program, see “Annual and long term incentives” in the Compensation Discussion and Analysis above.

(5)	Amount represents relocation benefit.

Grants of Plan-Bases Awards in Fiscal Year 2007

The following table provides additional information concerning grants of plan-based award in fiscal year 2007 to our named executive officers.

Grants of Plan-Based Awards in Fiscal Year 2007

Name	Grant Date	Estimated Furture Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price of Stock on Grant Date ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
A.D. Frazier	N/A	210,000	700,000	1,120,000	—	—	—	—	—
	11/9/2006				51,724	1,000,000	1.70	1.74	1,220,000
Ed Quibell	N/A	65,325	217,750	348,400	—	—	—	—	—
Rod Denzer	N/A	39,750	132,500	212,000	—	—	—	—	—
William Troxil	N/A	43,500	145,000	232,000	—	—	—	—	—
Donald Thurman	N/A	30,360	101,200	161,920	—	—	—	—	—

(1)	Mr. Frazier was awarded restricted shares relating to his grant of share options. The restricted shares were granted at a price of $1.74 and vest equally over three years. The compensation expense relating to this restricted stock award is reflected in the Summary Compensation table above.

(2)	Mr. Frazier was award stock options per the terms of his employment agreement. The options vest equally over three years. The compensation expense related to this stock option award is reflected in the Summary Compensation Table above.

(3)	The exercise price of the option grant to Mr. Frazier is different from the closing price of our stock on the date of grant because we determine the exercise price applicable to the option grants by averaging the high and low trading prices on the applicable grant date.

(4)	Amount represents the grant date fair value of the stock and option awards granted to Mr. Frazier during fiscal year 2007, computed in accordance with FAS 123R. The fair value of options granted during the year ended March 31, 2007 was estimated at the date of grant using a multiple point binomial model with the following assumptions:

Dividend yield	0.00%
Expected volatility (i)	77.68%
Risk-free interest rate	4.60%
Expected life (ii)	5.83 years
Forfeiture rate (iii)	0.00%

(i)	Expected volatility is estimated based on a weighted average of, the most recent 5.83-year volatility for the Company’s stock, the long-term mean reversion volatility for the Company’s stock, and to a minor extent, the implied volatility of the Company’s peer group.

(ii)	Expected life is based on the assumption that all outstanding options will be exercised at the midpoint of the grant date and full contractual term.

(iii)	Historically, there have been no forfeitures of options granted to the Company’s chief executive officers. Therefore, it is appropriate to use a forfeiture rate of 0.0%.

Outstanding Equity Awards Outstanding at End of Fiscal Year 2007

The following table displays outstanding share option awards held by each of the named executive officers at the end of fiscal year 2007.

Outstanding Equity Awards At End of Fiscal Year 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercixe Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
A.D. Frazier	—	1,000,000	1.700	11/9/2016	51,724	55,862
Edward K. Quibell	300,000	—	2.150	8/3/2015
Rod Denzer	10,000	—	3.395	4/1/2013
	5,000	—	3.880	7/2/2013
	15,000	—	3.015	12/1/2014
	15,000	—	2.150	8/3/2015
	40,000	—	1.620	11/28/2015
William Troxil	5,000	—	47.970	8/1/2007
	7,500	—	15.900	3/9/2008
	15,000	—	5.250	2/19/2009
	15,000	—	8.690	7/13/2009
	15,000	—	1.880	2/8/2012
	10,000	—	3.350	5/28/2012
	15,000	—	3.960	11/29/2012
	5,000	—	4.185	3/13/2013
	7,500	—	3.880	7/2/2013
	7,500	—	3.520	9/14/2014
	40,000	—	3.015	12/1/2014
	40,000	—	1.620	11/28/2015
Donald Thurman	75,000	—	1.340	1/14/2012
	40,000	—	3.960	11/29/2012
	40,000	—	2.420	9/4/2013
	40,000	—	3.015	12/1/2014
	12,500	—	1.455	4/18/2015
	40,000	—	1.620	11/28/2015

(1)	Mr. Frazier’s option award and stock award vest equally over three years from grant date (one third after year one, one third after year two and one third after year three).

Option Exercises and Stock Vested

In fiscal year 2007, none of our named executive officers exercised options to purchase shares of our stock. In addition, none our named executive officers acquired shares upon the vesting of any stock awards during fiscal year 2007.

Compensation of Directors

The following table provides compensation information for each of our Directors. Any Director also serving as an executive officer did not receive any Directors’ fees or stock awards granted in connection with his service as a Director. Compensation payable to the non-executive directors is determined by the Board as a whole and is reviewed annually. The policy of the Board in determining non-executive compensation is to align the interest of the non-executive directos with the Company’s shareholders and to provide for an appropriate level of compensation to recruit and retain non-executive directos of a suitable high calibre for the Company. To this end, the current compensation arrangements for non-executive directors include both cash and equity elements. However, non-executive directos may not hold share options.

Specifically, non-executive directors receive:

•	an annual sum of $30,000;

•	an annual grant of restricted shares under the Danka 2002 Outside Director Stock Compensation Plan (“the Plan”) with a fair market value at the date of grant of $30,000;

•

$1,500 for each Board of directors or committee meeting attended in person, together with reimbursement for expenses in connection with such attendance, and $750 for attendance at telephonic board and committee meetings; and

•	if a chairman of a committee of the Board of directors, an additional sum of $500 per committee meeting.

The shares issued under the Plan are granted in one annual installment on the date of the company’s annual general meeting or as soon thereafter as permitted by applicable law and regulation. Shares issued under the Plan are “restricted shares” and generally vest on the first anniversary of the date of grant if the recipient is still a director on that date. Vesting is subject to acceleration in certain circumstances, including at the discretion of the Board.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Kevin C. Daly	56,500	30,000	86,500
David J. Downes	56,500	30,000	86,500
Jaime W. Ellertson	38,477	30,000	68,477
A.D. Frazier (2)	—	—	—
Christopher B. Harned	45,000	30,000	75,000
W. Andrew McKenna	49,000	30,000	79,000
Eric D. Muller (3)	—	—	—
Joseph E. Parzick	42,000	30,000	72,000
J. Ernest Riddle	51,375	30,000	81,375
James L. Singleton (4)	—	—	—
Erik Vonk	54,935	30,000	84,935

(1)	Amount represents the compensation expense recognized by the Company during fiscal year 2007 with respect to the stock awards, computed in accordance with FAS 123R

(2)	Mr. Frazier does not receive cash fees or stock awards in connection with his service on the Board of Directors. See the Summary Compensation Table above for information relating to his compensation.

(3)	Mr. Muller was appointed to the Board on 19th May, 2006 and resigned on 17th July, 2006.

(4)	Mr. Singleton resigned from the Board on 19th May, 2006.

Further information relating to the compensation of our Directors is included in the Directors’ Remuneration Report above.

Human Resources Committee Interlocks and Insider Participation

None of the members of our Human Resources Committee have at any time been an executive officer. There were no human resources committee interlocks or insider participation in compensation decisions in fiscal year 2006.

Change of Control Agreements

Each of Messrs. Frazier, Quibell, Denzer, Troxil and Thurman has a change of control agreement with Danka Business Systems PLC and Danka Office Imaging Company.

Under each change of control agreement, if the relevant executive’s employment is terminated without cause, other than due to death, disability, or retirement or the executive terminates his employment for good reason, in either case within two years after a change of control, the relevant executive will be entitled to receive the severance benefits described below. “Good reason” includes an adverse change in the relevant executive’s status or position, decrease in base salary, relocation, or our failure to continue in effect any compensation or benefit plan.

The severance benefit entitlements under the change of control agreement include:

•

a lump-sum cash payment, in an amount equal to $1.0 million for Mr. Frazier, two times base salary for Mr. Quibell, and one times base salary for Messrs. Denzer, Troxil and Thurman. “Base salary” is the salary being earned either at the time of the change of control, or at the time of the termination of the relevant executive’s employment, whichever is greater;

•

other than with respect to Mr. Frazier, a pro rata annual bonus for the fiscal year in which termination occurs, payable in a lump sum cash payment, and calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal to the performance achieved through the date of termination or, if greater, the pro rata amount of any performance bonus that the relevant executive is guaranteed to receive for the fiscal year;

•

a lump sum cash payment equal to two times for Mr. Quibell and one time for Messrs. Denzer, Troxil and Thurman (not applicable to Mr. Frazier), the relevant executive’s annual bonus for the fiscal year in which the termination occurs, calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at a level equal to the performance achieved through the date of termination or, if greater, any performance bonus that the relevant executive is guaranteed to receive for that fiscal year;

•	continued coverage under our welfare plans for up to twelve months for Messrs. Frazier, Quibell, Denzer, Troxil and Thurman; and

•	the immediate vesting and exercisability of the respective executive’s share options for three years following termination of employment.

Each change of control agreement provides that the relevant executive will be reimbursed for any federal excise taxes imposed on payments that constitute excess “golden parachute payments.”

A “change of control” occurs for the purposes of the change of control agreements if:

•	any person or group unaffiliated with us acquires securities representing more than thirty percent (30%) of our shareholder voting power;

•

a merger or consolidation involving us is consummated and results in less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity being owned by our then existing stockholders;

•	we sell substantially all of our assets, or substantially all of the assets of Danka Holding Company; and

•

during any period of two consecutive years, individuals who, at the beginning of such period, constituted our board of Directors cease to constitute at least a majority of our board of Directors, unless the election or nomination for election for each new Director was approved by the vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such two-year period.

Each change of control agreement will remain in effect until the time that the relevant executive is terminated in circumstances which do not entitle the executive to severance payments under his agreement. The change of control agreements will not expire earlier than two years after the effective date of any change of control.

The following table quantifies the payments due to the named executive officers in the event of various termination events following a change of control. In each case, termination is assumed to have occurred as at 30th March, 2007, the last business day of the Company’s 2007 fiscal year.

Name	Lump Sum Change of Control Severance	Pro-rated Bonus Amount	Lump Sum Bonus Amount	Value of Continued Welfare Benefits	Value of Vesting of Share Options (1)
A.D. Frazier	1,000,000	—	—	10,095	—
Ed Quibell	650,000	65,325	227,500	14,507	—
Rod Denzer	265,000	39,750	212,000	12,989	—
William Troxil	290,000	43,500	232,000	13,077	—
Donald Thurman	253,000	30,360	177,100	14,628	—

(1)

Mr. Frazier is the only named executive with options that would vest immediately upon a change of control. At 31 st March, 2007, the value of Mr. Frazier’s options that would have vested upon a qualifying termination following a change of control is nil, because the stock price on that date of $1.08 was lower than the exercise price applicable to the options of $1.70.

Employment Agreements – Named Executive Officers

A.D. Frazier

Mr. Frazier’s employment agreement, dated 3rd April, 2006, is with Danka Office Imaging Company, Danka Business Systems PLC and Danka Holding Company. This agreement was amended with effect from 1 st April, 2007. The employment agreement was for three years (now five years) and is subject to annual renewals thereafter. The contract provides for:

•	an annual base salary of not less than $700,000 amended to $540,000 for the year commencing 1st April, 2007 onwards;

•

an annual target bonus based on individual and corporate performance of up to 100% of base salary (and up to an additional 100% if certain stretch targets are met), amended to a target of 150% of base salary for the year commencing 1st April, 2007 if a long-term incentive plan is established by the Human Resources Committee;

•	eligibility for additional bonuses based on the group’s performance bonus plan;

•	a grant of share options to acquire up to 1 million ADSs (equivalent to 4 million ordinary shares) under the terms of the Company’s share option schemes (granted in November 2006); and

•	provision of healthcare benefits comparable to other executives of our U.S. subsidiaries.

Mr. Frazier was also entitled to receive a starting bonus of $350,000, payable on commencement of employment (in the prior year), this amount to be deducted from any bonus entitlement due under the annual bonus arrangement for the year to 31st March, 2007 as detailed above.

Mr. Frazier’s employment is terminable by any party to the employment agreement upon 60 days’ written notice, if without cause. In the event that Mr. Frazier’s employment is terminated other than by reason of his voluntary termination, death or by the company for cause, the company will be required to provide Mr. Frazier with:

•	payment of any unpaid salaries and bonuses due at the date of termination;

•	provision of all benefits due under the employment agreement up to the date of termination;

•	medical, hospitalization, life and other insurance benefits for him and his family for the period the employment agreement would have been in effect if it had not been terminated;

•	a right to exercise options that have already vested for a period of two years following termination (one year if terminated for cause by the company or by Mr. Frazier other than for good reason); and

•	other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Edward K. Quibell

Mr. Quibell has an employment agreement with Danka Office Imaging Company, Danka Business Systems PLC and Danka Holding Company. The employment agreement provides for:

•	an annual base salary of not less than $325,000;

•	initial bonus of $50,000 and a relocation bonus of $200,000 if Mr. Quibell relocates within the first twelve months of employment;

•	an annual target bonus based on individual and corporate performance of up to 67% of base salary;

•	eligibility for additional bonuses based on our performance bonus plan;

•	share option grants consistent with Mr. Quibell’s position;

•	a guaranty whereby the Company shall guarantee a minimum of $750,000 value creation on vested, exercisable stock after three years of employment; and

•	payment of other vested benefits due to Mr. Quibell under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Quibell’s employment is terminable by any party to the employment agreement upon 60 days’ written notice, in the case of termination without cause. In the event that Mr. Quibell’s employment is terminated other than by reason of his voluntary termination, death or by us for cause, we will be required to provide Mr. Quibell with:

•	a termination payment equal to twice base salary payable over twelve months;

•	a proportionate amount of any performance bonus that would have been payable to him for the fiscal year in which termination occurs;

•	medical, hospitalization, life and other insurance benefits for him and his family for up to two years after the termination date;

•	immediate vesting of share options with a two year exercise period; and

•	other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Quibell is required to comply with worldwide non-compete and confidentiality provisions for two years following termination of his employment.

Rod Denzer, William Troxil and Donald Thurman

Messrs. Denzer, Troxil and Thurman each have an employment agreement with Danka Office Imaging Company. The employment agreement provides for:

•	an annual base salary of not less than $265,000 for Mr. Denzer, $290,000 for Mr. Troxil and $200,000 for Mr. Thurman; and

•	an annual target bonus based on individual and corporate performance of up to 50% of base salary.

Messrs. Denzer’s, Troxil’s and Thurman’s employment is terminable by either the executive or Danka Office Imaging Company upon 60 days’ written notice, in the case of termination without cause. In the event that each of their employment is terminated other than by reason of the executive’s voluntary termination, death or by us for cause, we will be required to provide each with:

•	a termination payment equal to one times base salary payable over twelve months for Messrs. Denzer and Troxil and lump sum payment of $400,000 for Mr. Thurman; and

•	medical, hospitalization, life and other insurance benefits for the relevant executive and his family for up to one year after the termination date.

Messrs. Denzer, Troxil and Thurman are required to comply with worldwide non-compete and confidentiality provisions for eighteen months following termination of employment.

The following table quantifies the payments due to the named executive officers in the event of various termination events, pursuant to their respective employment agreements. In each case, the termination is assumed to have occurred as at 30th March, 2007, the last business day of the Company’s 2007 fiscal year.

Name	Termination Payment	Bonus Payment	Value of Continued Welfare Benefits	Value of Vesting of Share Options (1)
A.D. Frazier	—	—	20,191	—
Ed Quibell	650,000	65,325	14,507	—
Rod Denzer	265,000	—	12,989	—
William Troxil	290,000	—	13,077	—
Donald Thurman	400,000	—	14,628	—

(1)	There are no share options that would vest immediately upon termination of any of the named executive officers.

PERFORMANCE GRAPH

COMPARISON OF FIVE (5) YEAR CUMULATIVE TOTAL RETURN* AMONG DANKA BUSINESS SYSTEMS PLC,** S&P 500 INDEX AND PEER GROUP***

Assumes $100 invested on 1st April, 2002 in Danka Business Systems PLC, S&P 500 Index and a peer group. Comparison is made for the five (5) year period from 31st March, 2002 to 31st March, 2007, with the base measurement point fixed at the close of trading on 31st March, 2002. Danka’s fiscal year ends on 31st March.

*	Total return assumes reinvestment of any dividends for all companies considered within the comparison and is based on the current four-to-one ratio of our ordinary shares to each American Depositary Share.

**	Assumes investment in our American depositary shares traded on the NASDAQ Capital Market.

***	The peer group consists of Xerox Corp., Ikon Office Solutions Inc. and Global Imaging Systems, Inc., all of which are engaged in the photocopier and office imaging business.

Note: The performance shown on the graph above is not necessarily indicative of future ordinary share or American Depositary Share price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2006, the Company entered into an outsourcing agreement with Gevity HR, Inc. for Human Resource services. Erik Vonk, a Director, is currently the Chairman and Chief Executive Officer of Gevity. During fiscal years 2007 and 2006, the charges for these services were $2.1 million and $1.5 million, respectively. The Company has determined that Mr. Vonk remains an independent director in accordance with the applicable rules of the SEC and NASDAQ. In addition, A.D. Frazier who was appointed Chief Executive Officer and Chairman of the Board of Directors of the Company on 15th March, 2006 was a director of Gevity until 18th May, 2006.

Future relationships and transactions, if any, with affiliated parties will be renewed, approved or ratified by a majority of our independent outside Directors and our Audit Committee and will be on terms no less favorable to us than those that could be obtained from unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPOTING COMPLIANCE

Based solely on our review of Forms 3, 4, and 5 furnished to Danka or written representations from certain persons that no Forms 5 were required for those persons, we believe that during our 2007 fiscal year, all filing requirements under Section 16(a) of the Exchange Act applicable to our Directors, officers and 10% beneficial owners were timely satisfied.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We understand the need for Ernst & Young LLP (“E&Y”), to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of E&Y, our Audit Committee has restricted the non-audit services that E&Y may provide to us primarily to tax services; merger and acquisition due diligence, audit services and audit-related services. It is also the committee’s goal that the fees which the Company pays E&Y for non-audit services should not exceed the audit fees paid to E&Y, a goal which the Company achieved in 2007.

The Audit Committee has also adopted policies and procedures for pre-approving all audit and non-audit work performed by E&Y. Specifically, the committee has pre-approved the use of E&Y for detailed, specific types of services within the following categories of non-audit services: tax services, employee benefit plan audits, and reviews and procedures that the Company requests E&Y to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the committee has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement.

The aggregate fees billed for professional services by E&Y in fiscal years 2007 and 2006 were:

	Fiscal Year 2007	Fiscal Year 2006
	(in thousands)
Audit Fees	$3,126	$7,558
Audit-Related Fees	125	35
Tax Fees (1)	4	481
All Other Fees (2)	664	7

Total	$3,919	$8,081

(1)	This amount includes fees and expenses related to assistance with periodic tax filings; federal, state, local and foreign tax audits; corporate restructuring advice; and other tax related projects.

(2)	This amount includes fees and expense related to services regarding our filings with the Securities and Exchange Commission and United Kingdom Listing Authority relating to the shareholder approval of the sale of our European business.

REPORT OF THE AUDIT COMMITTEE

Our Board of Directors adopted a written charter for our Audit Committee on 29th October, 2003 and adopted the updated and revised charter on 17th May, 2005. A copy of the charter can be found on our website at: http://www.danka.com.

Our Audit Committee consists of three Directors. Mr. Riddle, Dr. Daly and Mr. Downes are independent Directors for the purposes of the National Association of Securities Dealers’ (“NASD”) listing standards.

Our Audit Committee has reviewed and discussed the audited financial statements for our 2007 fiscal year with management and with Ernst & Young. Specifically, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as may be modified or supplemented, which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Audit Committee has considered whether Ernst & Young’s provision of non-audit services to the Company is compatible with maintaining Ernst & Young’s independence. Additionally, the Audit Committee has discussed with Ernst & Young the issue of its independence from the Company.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended 31st March, 2007.

Signed on behalf of the Audit Committee by

Davis J. Downes (Chairman)

Kevin C. Daly

J. Ernest Riddle

NO DISSENTERS’ OR APPRAISAL RIGHTS

Ordinary shareholders, convertible participating shareholders and holders of American Depositary Shares do not have any rights of appraisal or similar rights of dissenters, regardless of whether they vote for or against any resolutions being proposed at our 2007 Annual General Meeting.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2007 ANNUAL GENERAL MEETING

If an ordinary shareholder, convertible participating shareholder or a holder of American Depositary Shares desires to present a proposal for action at the Annual General Meeting to be held in 2008, and the proposal conforms to the rules and regulations of the Securities and Exchange Commission and is in accordance with other U.S. federal laws and English law, we must have received the proposal by 9th May, 2008 to be considered timely and be included in our proxy statement and proxy for the 2008 Annual General Meeting. This requirement is without prejudice to the rights under the United Kingdom Companies Act of ordinary shareholders and convertible participating shareholders to propose resolutions that may properly be considered at the 2008 Annual General Meeting.

OTHER BUSINESS

Under our Articles of Association, an ordinary shareholder or convertible participating shareholder can present other business at an annual meeting, including the nomination of candidates for Director, only if written notice of the business or candidates is received 48 hours before the meeting. There are other procedural requirements in the Articles of Association pertaining to shareholder proposals and Director nominations. Any shareholder may obtain a copy of the Articles of Association without charge by writing to us.

Except as set out in this proxy statement, our board is not aware of any matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the Annual General Meeting including by means of amendment to any resolution, the person named in any proxy submitted by a shareholder may vote as to any such matter as he or she deems fit.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Computershare Investor Services Plc, P.O. Box 82, The Pavilions, Bridgwater Road, Bristol, BS99 7NH, for Ordinary Shares, or, for American Depositary Shares, to ADS Depositary, Bank of New York, ADS Division, 101 Barclay Street, New York, NY 10286

By order of the Board of Directors

Danka Business Systems PLC

Jean Dinovo-Johnson,

Company Secretary

Dated: 30th July, 2007

DANKA BUSINESS SYSTEMS PLC

Instructions to THE BANK OF NEW YORK MELLON, as Depositary

(Must be received by 5:00 P.M. Eastern Time on August 29, 2007)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on July 20, 2007 at the Annual General Meeting of Danka Business Systems PLC to be held in London, England, on September 5, 2007 in respect of the resolutions specified in the Notice of the Annual General Meeting.

NOTE:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC
P.O. BOX 11484
NEW YORK, N.Y. 10203-0484

(Continued and to be dated and signed on the reverse side.)

[Reverse]

Resolutions	For	Against	Withheld
1. To re-elect Erik Vonk as a Director
2. To re-elect J. Ernest Riddle as a Director
3. To re-appoint the auditors and authorise the Board of Directors, or a duly appointed committee thereof, to fix their remuneration
4. To approve the Directors’ Remuneration Report for the year ended 31st March, 2007

Mark box at right if an address change or comment has been noted ☐
on the reverse side of this card.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated	, 2007

Signature

Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.